Exhibit 4

                      TRANSACTIONS IN SHARES OF THE COMPANY
                      -------------------------------------


            The Reporting Persons engaged in the following transactions in Shares of the Company since the filing of the Schedule 13D. All transactions involved purchases of Shares on the New York Stock Exchange.


Reporting Person                                                 Price Per
With Direct                                                        Share
Beneficial                Date of            Number of          (Excluding
Ownership               Transaction            Shares           Commission
---------               -----------            ------           ----------

Greenbelt                 5/26/98              80,000             20.1133

Greenbelt                 5/27/98              60,000             19.5885














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